Securities and Exchange Commission
Washington, D.C. 20549

Current Report on Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
February 8,  2005

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number 0-16469

Delaware                                                                         13-3275609
(State or other jurisdiction of                                          (I.R.S. Employer
incorporation or organization)                                         Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement

        On February 8, 2005, we entered into an employment agreement with Marcella Cacci to act the President of Burberry Fragrances, a division of the our Paris-based subsidiary, Inter Parfums, S.A. for a three year period. Her salary is $400,000, which is subject to adjustment for currency fluctuations under certain circumstances. She is also entitled to annual bonuses of $125,000 if Burberry Fragrances reaches certain sales targets, and another $125,000 if Burberry Fragrances achieves a specified target based upon earnings of Burberry Fragrances before interest and taxes.

        Ms. Cacci is also to receive the following benefits:

  Stock Options: Options to purchase 20,000 ordinary shares of Inter Parfums S.A.'s common stock at a purchase price equal to the fair market value of the shares at the time of the grant, vesting 1/3 each year for three years.

  One Time Issuance of Restricted Shares: Issuance of  5,000 ordinary shares of Inter Parfums S.A. vesting 1/3 each year for three years.

        Generally, upon termination of the employment agreement by us without cause, we are obligated to pay Ms. Cacci 0.75 times her annual salary and benefits, and if an annual bonus was earned for the prior calendar year, then we are obligated to make a lump sum payment equal to 0.75 times such annual bonus. In addition, all vesting restrictions on the option grant and restricted shares shall lapse.

        If Ms. Cacci terminates the employment agreement without cause, then we are obligated  to pay her salary and benefits equal to the lesser of a 9 month period, or the number of months she worked, together with a pro-rated annual bonus, if earned, for the calendar year in which the date of termination occurs based on the number of days she was employed during such calendar year. However, upon such termination, all unvested options, except to the extent previously exercised, are terminated and all restricted shares to the extent not vested are canceled.

        Inter Parfums, S.A. has agreed to reimburse us for all of our obligations that we incur under this employment agreement.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: February 8, 2005

Inter Parfums, Inc. By: /s/ Russell Greenberg Russell Greenberg, Executive Vice President